Exhibit 5.1

[KRONISH LIEB WEINER & HELLMAN LLP LETTERHEAD]

December 18, 2003

Register.com, Inc.
575 Eighth Avenue, 8th Floor
New York, New York 10018

Gentlemen:

            We have acted as counsel for Register.com, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), by the Company under the Securities Act of 1933, as amended (the “Act”), of 2,603,190 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), to be offered for sale by the Company from time to time under the Company’s Amended and Restated 2000 Stock Incentive Plan or Employee Stock Purchase Plan (collectively the “Plans”).

            We have examined the Company’s Certificate of Incorporation and Bylaws, as amended, and minute books, the Plans and such other documents and records as we have deemed necessary and relevant as a basis for our opinion hereinafter set forth. For the purposes of this letter, we have assumed the genuineness of all signatures and the conformity to original documents of all instruments furnished to us for review or examination as copies.

            Based on the foregoing and having regard to such legal considerations as we have deemed relevant, it is our opinion that the Shares have been duly authorized for issuance and, when the Shares are registered in accordance with the Registration Statement and issued and paid for in accordance with the terms of the Plans and any related agreements, such Shares will be validly issued, fully paid and non-assessable.

            We hereby consent to the inclusion of this opinion in the Registration Statement and to the references to this firm contained therein.

Very truly yours,

/s/ Kronish Lieb Weiner & Hellman LLP

KRONISH LIEB WEINER & HELLMAN LLP